As filed with the Securities and Exchange Commission on June 9, 2005

Registration No. 333 - _______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________

CENTRAL JERSEY BANCORP
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	22-3757709 (I.R.S. Employer Identification No.)

627 Second Avenue
Long Branch, New Jersey 07740
(Address, including zip code, of registrant’s Principal Executive Offices)

_________________

Central Jersey Bancorp 2005 Equity Incentive Plan

(Full title of the plans)

_________________

JAMES S. VACCARO
President and Chief Executive Officer
Central Jersey Bancorp
627 Second Avenue
Long
Branch, New Jersey 07740
(732) 571-1300
(Name, address and telephone number, including area code, of agent for service)

_________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $0.01 par value,
of Central Jersey Bancorp	400,000	$29.17	$11,668,000	$1,373.32

TOTAL REGISTRATION FEE				$1,373.32

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional indeterminate numbers of shares as may become issuable pursuant to anti-dilution provisions of the Central Jersey Bancorp 2005 Equity Incentive Plan and to adjust for the occurrence of certain corporate transactions or events, including, without limitation, a stock split or stock dividend.

(2)	Estimated solely for the purpose of calculation of the registration fee, the proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the common stock of the Registrant being registered hereunder are based upon, pursuant to Rule 457(h) of the Securities Act, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq SmallCap Market on June 7, 2005.

ii

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

        The following documents filed by Central Jersey Bancorp with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement as of their respective dates:

a)	The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004, which contains audited consolidated financial statements of the Registrant for the most recent year for which such statements have been filed.

b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which includes a copy of the Central Jersey Bancorp 2005 Equity Incentive Plan as Exhibit 10.10 thereto.

c)	The Registrant’s Current Report on Form 8-K, dated January 3, 2005 and amended on March 16, 2005.

d)	The Registrant’s Current Report on Form 8-K, dated January 27, 2005.

e)	The Registrant’s Current Report on Form 8-K, dated April 28, 2005.

f)	The Registrant’s Current Report on Form 8-K, dated May 26, 2005.

g)	The Registrant’s registration statement on Form S-8 (registration no. 333-122468), which contains a description of the Registrant’s common stock.

        All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and made a part hereof from the date such documents are filed.

Item 4.     Description of Securities.

        The Registrant’s common stock is registered pursuant to Section 12(g) of the Exchange Act.

Item 5.     Interests of Named Experts and Counsel.

        Not applicable.

Item 6.     Indemnification of Directors and Officers.

        Section 14A:2-7 of the New Jersey Business Corporation Act (“NJBCA”) permits a corporation organized under the laws of the State of New Jersey to limit in the corporation’s certificate of incorporation the personal liability of the corporation’s directors and officers to the corporation and its shareholders. The Registrant has limited in its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) the personal liability of its directors and officers to the Registrant and its shareholders to the extent permitted by Section 14A:2-7 of the NJBCA. The Registrant’s Certificate of Incorporation specifically provides that a director or officer of the Registrant shall have no personal liability to the Registrant or its shareholders for damages for a breach of fiduciary duty, provided that liability shall not be eliminated for breaches of the duty of loyalty to the Registrant and its shareholders, for acts or omissions not in good faith or which involve a knowing violation of law, or for any transactions from which the director or officer derived an improper personal benefit.

        Section 14A:3-5 of the NJBCA permits a corporation organized under the laws of the State of New Jersey to indemnify corporate agents, including directors and officers, against expenses and liabilities incurred in connection with proceedings brought against any such person in his or her capacity as an agent of the corporation. In order to be eligible for indemnification, the corporate agent must have acted in good faith and with the belief that his or her actions were consistent with the best interests of the corporation, and in the case of criminal proceedings, the agent must have acted without reason to believe that his or her actions were unlawful. Prior to any final determination against the corporate agent, the corporation may advance funds to pay for the agent’s expenses; provided, that the agent agrees to repay the funds if it is ultimately determined that the agent is not entitled to indemnification. The Registrant’s Amended and Restated By-laws (the “By-laws”) expressly authorize us to provide this indemnification to our directors and officers.

        The By-laws also permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not the Registrant would have the power to indemnify the person against such liability under the By-laws. In that connection, the Registrant maintains a liability insurance policy providing coverage for the directors and officers of the Registrant and its subsidiaries, Monmouth Community Bank, National Association, and Allaire Community Bank, in an amount up to $10,000,000 for any single event.

Item 7.     Exemption from Registration Claimed.

        Not applicable.

Item 8.     Exhibits.

Exhibit Number	Description

5.1	Opinion of Giordano, Halleran & Ciesla, a Professional Corporation, including consent of such counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Giordano, Halleran & Ciesla, a Professional Corporation (filed with Exhibit 5.1).

24.1	Powers of Attorney for each officer and director of Central Jersey Bancorp executing this registration statement (included in the signature pages to this registration statement).

Item 9.     Undertakings.

        The Registrant hereby undertakes:

        (a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in such prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) herein do not apply if the information required to be included in a post-effective amendment by such provisions is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (b)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (d)     That, for purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)     That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Branch, State of New Jersey, on the 9th day of June, 2005.

CENTRAL JERSEY BANCORP (Registrant) By: /s/ James S. Vaccaro James S. Vaccaro President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl F. Chirico and James S. Vaccaro and each of them, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ George S. Callas	Chairman of the Board of Directors	June 9, 2005
George S. Callas

/s/ Carl F. Chirico	Vice Chairman of the Board of Directors	June 9, 2005
Carl F. Chirico

/s/ James S. Vaccaro	President and Chief Executive Officer and	June 9, 2005
James S. Vaccaro	Director (Principal Executive Officer)

/s/ Robert S. Vuono	Senior Executive Vice President, Chief	June 9, 2005
Robert S. Vuono	Operating Officer, Secretary and Director

/s/ Anthony Giordano, III	Executive Vice President, Chief	June 9, 2005
Anthony Giordano, III	Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ James G. Aaron	Director	June 9, 2005
James G. Aaron

/s/ Nicholas A. Alexander	Director	June 9, 2005
Nicholas A. Alexander

/s/ John A. Brockriede	Director	June 9, 2005
John A. Brockriede

/s/ M. Claire French	Director	June 9, 2005
M. Claire French

/s/ William H. Jewett	Director	June 9, 2005
William H. Jewett

/s/ Paul A. Larson, Jr.	Director	June 9, 2005
Paul A. Larson, Jr.

/s/ John F. McCann	Director	June 9, 2005
John F. McCann

/s/ Mark G. Solow	Director	June 9, 2005
Mark G. Solow